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                                                                     EXHIBIT 4.2

   THIS SENIOR SECURED PROMISSORY NOTE ("NOTE") IS SUBJECT TO THE TERMS OF AN INDENTURE DATED ______________ ___, 2001 (AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE "INDENTURE") BETWEEN CARDIAC SCIENCE, INC. AND BNY WESTERN TRUST
COMPANY, AS TRUSTEE (THE "TRUSTEE"). THE TERMS OF THIS NOTE INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST
         INDENTURE ACT OF 1939, AS AMENDED (THE "TRUST INDENTURE ACT").

THIS INSTRUMENT IS REGISTERED AS TO BOTH PRINCIPAL AND INTEREST WITH THE ISSUER AND TRANSFER HEREOF MAY BE EFFECTED ONLY BY THE SURRENDER OF THE OLD INSTRUMENT AND THE ISSUANCE OF A NEW INSTRUMENT BY THE ISSUER TO THE NEW HOLDER. THE HOLDER HEREOF IS HEREBY NOTIFIED THAT THIS INSTRUMENT IS NOT LISTED NOR IS IT TRADABLE
                     ON ANY ESTABLISHED SECURITIES MARKET.


                    [FORM OF] SENIOR SECURED PROMISSORY NOTE


$_____________________________                    ISSUE DATE: ___________, 2001

    FOR VALUE RECEIVED and pursuant to that certain Second Amended and Restated Agreement and Plan of Merger dated as of August 3, 2001 (the "APM") by and among Cardiac Science, Inc., a Delaware corporation ("Cardiac"), Cardiac Science Acquisition Corp., a Minnesota corporation (a wholly owned subsidiary of Cardiac, "Merger Sub"), and Survivalink Corporation, a Minnesota corporation ("Survivalink"), the undersigned, Cardiac (the "Issuer") hereby promises to pay to the order of ________________________ (the "Holder") or the assigns of Holder, the sum of __________________________ _______________ plus accrued interest as provided below.

    This Note has the following terms:

Maturity:               Eighteen (18) months from date of issue, subject to an
                        automatic six (6) month extension upon payment of a one-time extension fee to the Holder (discussed below).

Interest Rate:          Ten percent (10.00%) simple interest per annum, fixed
                        rate.

Interest Payment Date:  Accrued and unpaid interest will be paid on the maturity date.

Payment of Principal:   The outstanding  principal will be paid on the maturity
                        date.

Extension Fee:          In the event that Issuer elects to extend the term of
                        the Note for a period not to exceed six (6) months, the Issuer shall pay a one-time extension fee to the Holder in an amount equal to five percent (5%) of the outstanding principal and accrued and unpaid interest at the time of extension.

Ranking:                Senior to the Issuer's outstanding indebtedness.

Security:               Blanket security interest in the Issuer's assets.
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Optional Prepayment:    This Note and any accrued interest may be prepaid in
                        whole or in part at any time without penalty.

Mandatory Prepayment:   In the event that the Issuer raises additional capital
                        in excess of fifteen million dollars ($45,000,000) whether through an equity or debt financing, ninety-three percent (93%) of such additional capital shall be used to redeem this Note and any accrued and unpaid interest.

    All payments shall be made in lawful money of the United States to the registered holder of this Note in accordance with the provisions of the Indenture.

    The following are events of default under the Indenture: (a) the Issuer's failure to pay or perform any obligation, liability or indebtedness of the Issuer to the Holder under this Note as and when due (whether upon demand, at maturity or by acceleration, and subject to the terms of this Note, the Indenture and the APM); (b) the commencement of a proceeding by or against the Issuer for dissolution (other than administrative dissolution where prompt re-instatement efforts are initiated and followed through to completion), which proceeding is not discharged within thirty (30) days after such commencement;
(c) the insolvency of the Issuer; (d) the appointment of a custodian, trustee, liquidator or receiver for a material portion of the property of the Issuer, which trustee is not discharged within thirty (30) days after such appointment;
(e) an assignment for the benefit of creditors of a material portion of the property of the Issuer; or (f) the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against the Issuer, which petition is not discharged within thirty (30) days after such filing. Whenever there is a default under this Note, the entire balance outstanding hereunder (however acquired or evidenced) shall, at the option of the Trustee, or as otherwise provided in the Indenture, become immediately due and payable in accordance with the Indenture. Additionally, the Holder shall have all rights and remedies available under the APM and the Indenture.

     The Issuer hereby waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, agrees to pay all reasonable costs of collection when incurred (including without limitation reasonable attorneys' fees), and agrees to perform and comply with each of the covenants, agreements, conditions, provisions and agreements of the Issuer contained in each and every instrument evidencing or securing said indebtedness. The Issuer agrees that its liabilities under this Note are absolute and unconditional without regard to the liability of any other party. The Issuer hereby waives the right to interpose any set-off, counterclaim, or defense or any nature or description whatsoever in connection with any Holder's enforcement of its rights under this Note.

    This Note is subject to all of the terms of the Indenture and the Trust Indenture Act, and holders of the Notes are referred to the Indenture and such Act for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and each Holder and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of this Note contained herein do not purport to be complete and are qualified by reference to the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

    This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on this Note.
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    IN WITNESS WHEREOF, the Issuer executes this Note effective on the ____ day of _____________, 2001.



                             CARDIAC SCIENCE, INC.


                             [DRAFT]___________________________
                              -----

                              By:__________________, __________


Attest: _________________________

        ______________, Secretary



                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     BNY Western Trust Company, as Trustee, certifies that this is one of the Notes referred to in the Indenture.


        By:[DRAFT]_____________________________________
           -------
           Authorized Signatory